EXHIBIT 99.1

JAGDFELD JOINS THE HILLMAN COMPANIES BOARD

Cincinnati, OH, August 12, 2014 –The Hillman Companies, Inc. (“Hillman”) announced today that, effective August 7, 2014, Aaron P. Jagdfeld was appointed to the Hillman Board of Directors and Chair of the Hillman Audit Committee.

Mr. Jagdfeld has served as President and Chief Executive Officer of Generac Holdings Inc. (“Generac”) since September 2008 and as a director since November 2006.  Prior to becoming President and Chief Executive Officer, Mr. Jagdfeld worked for Generac for 15 years.  He began his career in the finance department in 1994 and became Generac’s Chief Financial Officer in 2002.  In 2007, he was appointed President and was responsible for sales, marketing, engineering, and product development.  Prior to joining Generac, Mr. Jagdfeld worked in the audit practice of the Milwaukee, Wisconsin office of Deloitte & Touche.  Mr. Jagdfeld holds a Bachelor of Business Administration in Accounting from the University of Wisconsin-Whitewater.

About The Hillman Companies
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags, and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories.  Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

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The Hillman Companies Contact:
+1 513-851-4900, ext. 60292